Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Interest income	$8,566	7,232	33,497	29,938
Interest expense	927	1,105	4,065	4,889
Net interest income	7,639	6,127	29,432	25,049
Provision for loan losses	219	609	588	1,351
Net interest income after provision	7,420	5,518	28,844	23,698
Non-interest income	2,358	2,753	9,090	9,049
Non-interest expense	6,634	5,340	26,212	21,682
Income before income taxes	3,144	2,931	11,722	11,065
Provision for income taxes	797	772	2,942	2,795
Net income	$2,347	2,159	8,780	8,270

Dividends per common share	$0.16	0.16	0.64	0.64

Earnings per common share:
Basic	$0.27	0.32	1.12	1.23
Diluted	0.27	0.32	1.10	1.22

Average shares outstanding:
Basic	8,623,134	6,727,502	7,852,514	6,717,357
Diluted	8,755,416	6,819,117	7,982,997	6,802,475

Selected Financial Ratios:
Return on average assets	0.98%	1.06%	0.93%	1.02%
Return on average equity	8.48%	10.33%	9.02%	10.22%
Dividend payout ratio	59.26%	50.00%	57.14%	52.03%
Net interest margin (tax equivalent)	3.63%	3.41%	3.57%	3.52%

Selected Balance Sheet Items	December 31, 2013	December 31, 2012
Investment securities	$279,021	276,970

Loans	574,354	453,783
Less allowance for loan losses	3,588	3,437
Net loans	570,766	450,346

Total assets	932,338	788,637
Total deposits	785,761	671,471
Short-term borrowings	8,655	13,756
Long-term debt	12,102	13,705
Total shareholders’ equity	118,873	82,006

Shares outstanding at period end	9,287,536	6,731,900

Book value per share	$12.80	12.18
Tangible book value per share	11.02	11.29
Equity to assets ratio	12.75%	10.40%

Assets Under Management
LCNB Corp. total assets	$932,338	788,637
Trust and investments (fair value)	257,088	221,558
Mortgage loans serviced	90,343	71,568
Business cash management	5,647	6,673
Brokerage accounts (fair value)	115,745	96,424
Total assets managed	$1,401,161	1,184,860